Exhibit 5.1

CUTLER LAW GROUP                                        M. Richard Cutler, Esq.*
                                                        M Gregory Cutler, Esq.**
Attorneys at Law
                                                 *Admitted in California & Texas
www.cutlerlaw.com                                          **Admitted in Florida

                                 May 7, 2010

HST Global, Inc.
150 Research Dr
Hampton, VA 23666

Ladies and Gentlemen:

     You have requested our opinion as counsel for HST Global, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the offering by the Company of up to 150,000 shares of Company common stock issuable in connection with the legal services retainer agreement between the Company and Cutler Law Group.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about May 7, 2010 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              \s\ M. Richard Cutler
                              Cutler Law Group



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